Exhibit 5.0

OSWALD & YAP

Lawyers

A Professional Corporation

Michael A. Oswald	16148 Sand Canyon	Northern California Office:
Calvin C.S. Yap	Irvine, California 92618	One Maritime Plaza,
Lynne Bolduc	Telephone (949) 788-8900	Suite 1040
Richard T. Hsueh	Telefax: (949) 788-8980	San Francisco, California 94111
Carol A. Gefis
John D. Tran		Midwestern Office:
Hubert H. Kuo		53 West Jackson Boulevard,
Ruba Qashu		Suite 1550
Min K. Chai		Chicago, Illinois 60604
Zachary D. Reeves
William J. Edwards		Of Counsel:
Aisha Shelton Adam		John W. Allured
David J. Williams		Thomas G. Gardiner

July 31, 2006

Salty’s Warehouse, Inc.

1850 Southeast 17th Street, Suite 300

Fort Lauderdale, FL 33316

RE:          Salty’s Warehouse, Inc.

Ladies and Gentlemen:

We have acted as counsel to Salty’s Warehouse, Inc., a Florida corporation (the “Company”) in connection with the Company’s Registration Statement on Form SB-2 as filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Registration Statement”), which relates to the registration of the resale by the selling stockholders of 6,400,000 shares of common stock and the exercise of options to purchase 300,000 shares of common stock by officers and directors pursuant to the Company’s 2004 Incentive and Nonstatutory Stock Option Plan (collectively, the “Offering” and the “Registered Securities”).

We have examined originals or copies, certified of otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus’) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents, submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Registered Securities have been duly authorized, and when the Common Stock has been issued, sold and paid for as contemplated in the Prospectus, the Registered Securities will be validly issued, fully paid and non-assessable.

The opinion is limited to the laws of the States of Florida and California and the Federal law of the United States of America as in effect on the date hereof. The members of our firm who have performed services for the Company are licensed to practice law only in the State of California.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement.

OSWALD & YAP, a Professional Corporation

/s/ OSWALD & YAP, a Professional Corporation